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                                    EXHIBIT 1

                                LETTER AGREEMENT

September 24, 2001

The Directors
Cedara Software Corporation
6509 Airport Road
Missisauga, Ontario
Canada L4V 1S7

Ladies and Gentlemen:

Analogic Corporation ("Analogic") hereby confirms the terms of its firm offer to invest US$7.5 million in and provide certain additional consideration to Cedara Software Corporation ("Cedara"). The complete terms of Analogic's offer are as follows:


      (A) Analogic will make an equity investment of US$7.5 million in Cedara.

      (B) At the time of the equity investment, Cedara will issue to Analogic such number of shares in Cedara as is equal to 23.5% of its currently issued and outstanding shares.

      (C) At the time of the equity investment, two designees of Analogic will be elected to the Board of Directors of Cedara, and the total number of Directors of Cedara will be seven, including the two Analogic designees.

      (D) In addition, if requested by Cedara, Analogic will work to have the Sovereign Bank of Boston assume, under the existing terms and conditions, Cedara's currently outstanding debt to the National Bank of Canada. If Sovereign Bank fails to assume Cedara's debt under these terms, within 15 days from the day of request, Analogic will thereafter immediately assume the debt under the same terms and conditions as currently apply to Cedara's debt with the National Bank of Canada.


Analogic is prepared to make the US$7.5 million equity investment as soon as Cedara notifies Analogic that the necessary corporate actions to effectuate points (B) and (C) above have occurred.

This offer is irrevocable by Analogic until 11:59 PM EDT on Thursday September 27, 2001.

No other terms and conditions apply to this offer.

Please countersign a duplicate original of this letter if Cedara accepts the above offer.

Very truly yours,                            AGREED AND ACCEPTED
                                             Cedara Software Corporation

/s/ Thomas J. Miller                         /s/ Fraser Sinclair
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Thomas J. Miller                             By:  Fraser Sinclair
President and CEO                            Title:  CFO and Corporate Secretary